EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Cheesecake Factory Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-118757, 333-167298, 333-176115, 333-190110, 333-198042, 333-206278 and 333-219789) of The Cheesecake Factory Incorporated of our report dated March 1, 2019, with respect to the consolidated balance sheet of The Cheesecake Factory Incorporated and subsidiaries as of January 1, 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 1, 2019, which report appears in the January 1, 2019 Annual Report on Form 10-K of The Cheesecake Factory Incorporated.

Our report refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Los Angeles, California
March 4, 2019